Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Eric Boyriven Financial Dynamics 212-850-5600

KVH Reports First Quarter Results

•	Record Quarterly Revenue of $20.3 Million, Up 13% Year over Year

•	Net Income of $1.3 Million and $0.08 Per Diluted Share

MIDDLETOWN, RI – April 20, 2006 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of mobile communication products and defense-related navigation and guidance systems, today reported its results for the first quarter ended March 31, 2006. Revenue for the quarter was $20.3 million, up 13% from $17.9 million for the first quarter ended March 31, 2005. Net income for the quarter was $1.3 million, or $0.08 per diluted share. Net income for the quarter included a non-cash charge of approximately $0.2 million, or $0.02 per diluted share, related to the company’s adoption of SFAS No. 123(R), “Share Based Payment,” which requires the expensing of stock options and other equity compensation. During the same period last year the company reported net income of $0.3 million, or $0.02 per diluted share.

“The first quarter was an outstanding start to the year, highlighted by record revenue, strong earnings growth, and a positive reception to our new products,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “Our new maritime TracVision® M3 satellite TV system is spurring growth in a previously untapped segment of a well-established market, while recreational vehicle manufacturers and consumers are beginning to enthusiastically adopt our new TracVision R-series of antenna systems. I believe that we will see continuing benefits from our new RV satellite TV product family in the coming months, including the potential resumption of sales growth in the recreational vehicle market by the second half of the year. Once again, our defense business was a strong contributor to our results thanks to a solid foundation of tactical navigation sales as well as fiber optic gyro production in support of the U.S. Navy’s MK54 torpedo program and the U.S. Army’s stabilized remotely operated weapon system.”

In the first quarter of 2006, defense-related sales, including those for KVH’s TACNAV® military navigation systems and fiber optic gyro (FOG) solutions, were approximately $6 million, up 57% on a year-over-year basis, while mobile communication revenue was $14.3 million, up 2% on a year-over-year basis.

Commenting on the company’s financial results, Pat Spratt, KVH’s chief financial officer, remarked, “Our first quarter exceeded our expectations and sustained our positive earnings trend. With our first quarter product mix weighted favorably toward relatively higher margin defense and marine products, gross margin was 43% and we saw a 24% year-over-year increase in gross profit. Looking ahead, we expect Q2 revenue to be up sequentially and up approximately 10%-12% over the second quarter last year. On a sequential basis, we expect that earnings per share could be modestly below the first quarter result. This guidance assumes a sequential decline in defense sales. Although we see strengthening mobile communication sales, we have yet to receive purchase orders on certain military programs so we are not changing our full-year revenue and earnings estimates at this time. Our earnings guidance for the year remains unchanged at approximately $0.24, including an estimated $0.06-$0.07 impact of non-cash stock-based compensation.”

Recent Operational Highlights:

•	April 19, 2006 – Fleetwood Enterprises, the nation’s leading manufacturer of recreational vehicles, selected KVH and its TracVision R-series as its sole source for satellite TV systems for Fleetwood’s 2007 model year motor homes.

•	March 31, 2006 – KVH ships the first TracVision R6 satellite TV systems, the company’s new flagship product for the recreational vehicle industry, to U.S. retailers.

•	March 30, 2006 – KVH was named a winner of the 2006 NorthFace ScoreBoard Award for Customer Satisfaction based on direct feedback from customers and recognizing achievements in the areas of technical support, field service, sales process, customer service, product quality, account management, and training.

•	March 20, 2006 – Time Magazine named the TracNet™ 100 to its 2006 “Must Have” Technology list.

•	During the first quarter, KVH and Microsoft announced their intentions to offer variants of the TracNet 100 Mobile Satellite TV Receiver with MSN TV Service to the marine and recreational vehicle markets later in 2006.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial and product development goals for 2006, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our product margins and competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: seasonal declines in demand for our mobile communication and television products; changes in customer response to new product introductions; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix more strongly toward our mobile communication products; our dependence on sole, limited source, or foreign suppliers; our dependence on third-party satellite networks for programming and satellite services; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; the emergence of alternative technology that may compete with or displace wireless mobile Internet services with regard to range and cost; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We assume no obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, TracNet, and TACNAV are trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net sales	$20,289	$17,893
Cost of sales	11,469	10,782

Gross profit	8,820	7,111

Operating expenses:
Sales and marketing	3,845	3,623
Research and development	2,170	1,898
General and administrative	1,895	1,273

Income from operations	910	317
Other income, net	433	141
Income tax expense	89	157

Net income	$1,254	$301

Net income per common share
Basic	$0.09	$0.02

Diluted	$0.08	$0.02

Weighted average of common shares outstanding
Basic	14,685	14,520

Diluted	14,827	14,668

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash, cash equivalents and marketable securities	$50,259	$50,090
Accounts receivable, net	11,693	12,283
Inventories	7,603	6,564
Other assets	858	1,233

Total current assets	70,413	70,170

Property and equipment, net	9,188	8,663
Deferred income taxes	3,334	3,334
Other non-current assets	124	163

Total assets	$83,059	$82,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,888	$8,442
Current portion of long-term debt	117	115

Total current liabilities	7,005	8,557

Deferred revenue	199	128
Long-term debt, excluding current portion	2,252	2,282
Stockholders’ equity	73,603	71,363

Total liabilities and stockholders’ equity	$83,059	$82,330

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